PILKINGTON ACQUIRES LICENSE FROM RESEARCH FRONTIERS
      TO PRODUCE AND OFFER ENVIRONMENTALLY FRIENDLY
            SPD-SMART AUTOMOTIVE GLASS PRODUCTS

Frankfurt, Germany   September 15, 2009.  Today at the Frankfurt
International Motor Show, Pilkington Group Limited announced that it has acquired a new license from Research Frontiers Inc. (Nasdaq:REFR) to offer SPD-Smart automotive end-products globally. Research Frontiers is the developer and licensor of patented VaryFast SPD-Smart light-control film technology.

This license represents a significant expansion of Pilkington's SPD business. In 2004, Pilkington acquired a license from Research
Frontiers to work with SPD technology to make laminated
SPD-SmartGlass panels. During this development phase, Pilkington gained lamination expertise and also worked extensively with customers to co-develop SPD-Smart products that meet the needs and specifications of the automotive industry. With this new license, Pilkington now has the ability to offer SPD-Smart end-products including sunroofs, glass roof panels, adaptive sunvisors incorporated into a vehicle's windscreen, and side and rear windows.

SPD-Smart automotive products are instantly tunable manually or automatically to any level of light transmission between clear and extremely dark - blocking more than 99.5% of incoming visible light. Due to its ability to block heat as well as visible light, SPD-SmartGlass can reduce vehicle interior heat build-up and thus cooling requirements. These eco-friendly products could also reduce the size of air conditioning systems and thus save weight, fuel and reduce CO2 emissions. Also, because they are in the most energy efficient state when the engine is off, the vehicle is cooler upon entering.

In addition to light, glare and heat control, SPD-Smart automotive products provide greater security due to their on-demand privacy capability, and protect passengers and interiors from harmful ultraviolet radiation. Award-winning SPD-Smart technology offers exceptionally innovative design opportunities and empowers users by providing rapid, real-time control over the environment to suit one's preference or requirements.

The worldwide non-exclusive license grants Pilkington the right to manufacture and sell SPD-Smart automotive glass products globally. As part of the NSG Group, Pilkington is one of the world's leading manufacturers of glass and glazing systems.

Speaking from the floor of the Frankfurt Motor Show, Joseph M. Harary, President and Chief Executive Officer of Research Frontiers Inc., noted: "Pilkington and their parent company, NSG Group, are among the most successful glass companies in the world, and have considerable experience in all types of high-end and functional glass products, including smart glass. They have a long and stellar history of bringing new and practical innovations to the glass industry and to their customers. Research Frontiers has invested over $75 million to develop high-performance light control with our SPD-Smart film technology. With Pilkington's addition to our extensive list of licensees around the world, Research Frontiers' patented
SPD-Smart light-control technology has now been licensed to virtually every major glass company in the world for the production of environmentally-friendly end-products."

"Our SPD teams in the UK, Germany, Japan and the US have been working closely and intensely with Research Frontiers and our lead OEM customer to introduce SPD-Smart end-products to the global automotive market," commented Anthony R. Shaw, Vice President
Technology   Automotive for Pilkington. "SPD technology is a
high-performing technology that offers many distinctive performance, safety, comfort and energy-saving benefits desired by OEMs and their customers. We see exciting opportunities ahead in the very near future."

About Pilkington and the NSG Group

Founded in 1826 and a member of NSG Group from June 2006, Pilkington is a leader in the global Flat Glass industry and is one of the world's largest manufacturers of glass and glazing products.
NSG Group reported sales of Euros  5.7 billion (fiscal year ended
31 March 2009). The NSG Group employs approximately 31,400 people worldwide, has manufacturing operations in 28 countries on four continents, and sells products in more than 130 countries. It operates or has interest in, 51 float plants. The Float process, invented by Sir Alastair Pilkington in 1952, is now the world standard for high quality glass manufacture. Pilkington is also the inventor of the world's first self-cleaning glass - Pilkington Activ

About SPD Technology and Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast
SPD-Smart controllable glass and plastic products. Benefits include dynamic control of light, glare and heat passing through many types of glazings, noise reduction, greater security due to both privacy and structural integrity, and the protection of interiors and occupants from heat and harmful ultraviolet radiation. SPD technology, made possible by a flexible light-control film invented and patented by Research Frontiers, allows the user to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. This patented film can be used to transform into "smart" products a variety of products used every day in homes, buildings, cars, aircraft, boats, trains and motorcoaches.

Current product applications for SPD technology include:
SPD-Smart windows, sunshades, skylights, atria, curtainwalls and interior partitions for homes and buildings; automotive windows, sunroofs, roof systems, sunvisors and sunshades; and aircraft and marine windows and window shades. Potential future applications include: eyewear products including sunglasses, ski goggles and motorcycle helmets, mirrors; flat panel displays for electronic products; and light-control filters for various industrial and consumer applications.

SPD-Smart film technology was awarded the "Best of What's New Award" for home technology from Popular Science magazine, received the 2007 North American Frost & Sullivan Award for Excellence in Technology for glass, and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 500 patents and patent applications held by Research Frontiers worldwide. Currently 35 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, films, or end-products. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-Smart , SPD-SmartGlass , SmartGlass , VaryFast , Speed Matters ,
Powered by SPD , SPD Clean Technology , SPD On-Board ,
Visit SmartGlass.com - to change your view of the world and The View of the Future - Everywhere You Look are trademarks of Research Frontiers Inc.

For further information or to arrange a visit to the Research
Frontiers Design Center, please contact:

Research Frontiers Inc.
Gregory M. Sottile, Ph.D.-Director of Market Development
Info@SmartGlass.com
(516) 364-1902